Exhibit 99.1
PayPal Reports Fourth Quarter and Full Year 2017 Results
Q4 GAAP EPS grew 57% to $0.50; Q4 non-GAAP EPS grew 30% to $0.55
Q4 GAAP revenue grew 26% to $3.74 billion; Q4 non-GAAP revenue grew 24% to $3.71 billion

SAN JOSE, Calif. - January 31, 2018 - Global technology platform and digital payments leader PayPal Holdings, Inc. (NASDAQ: PYPL) today announced fourth quarter and full year results for the period ended December 31, 2017.

"PayPal had a transformative year in 2017. We brought record numbers of new customer accounts to our platform by democratizing financial services for consumers and commerce capabilities for merchants. We also substantially expanded our opportunities for future growth and redefined our competitive position through our successful partnership strategy driven by our open platform architecture,” said Dan Schulman, President and CEO of PayPal.

Schulman continued, "I am very pleased to announce that PayPal and eBay have signed a term sheet to make PayPal available, as a way to pay on eBay, through July 2023. We enter 2018 with strong momentum supporting an increasingly differentiated and expansive value proposition, and a focused commitment to deliver increasing value to our customers and shareholders."

Significant events in fourth quarter 2017

•
PayPal and Synchrony Financial announced an agreement expanding their consumer credit relationship. Under the terms of the transaction, Synchrony Financial will acquire PayPal's U.S. consumer credit receivables portfolio, which totaled approximately $6.4 billion in receivables as of December 31, 2017. Subject to regulatory approval and other customary conditions, this transaction is expected to close in the third quarter of 2018.

–	The application of held for sale accounting relating to the U.S. consumer credit receivables resulted in the reversal of the related allowance for losses on interest and principal receivables.

–
The impact from the one-time adjustments related to held for sale accounting on GAAP net revenues was $39 million and on GAAP transaction and loan losses was $283 million, a benefit to GAAP earnings per diluted share (EPS) of $0.25.

•	PayPal's GAAP results also include the impact of the recently enacted Tax Cut and Jobs Act of 2017 (the "Tax Act"), which resulted in a preliminary net tax expense of $180 million.

Financial highlights for fourth quarter 2017 include:

•	GAAP revenue growth of 26% to $3.74 billion, or 26% on a foreign currency neutral (FX-neutral) basis with non-GAAP revenue growth of 24% to $3.71 billion, or 24% on a FX-neutral basis

•	GAAP operating margin of 22.5% with non-GAAP operating margin of 21.8%

•	GAAP EPS growth of 57% to $0.50, which includes the impact of held for sale accounting of $0.25, partially offset by the impact from the Tax Act of ($0.15), with non-GAAP EPS growth of 30% to $0.55

•	Entered into a $3.0 billion unsecured, term loan credit facility

Financial highlights for full year 2017 include:

•	GAAP revenue growth of 21% to $13.09 billion, or 22% on an FX-neutral basis with non-GAAP revenue growth of 20% to $13.06 billion, or 21% on an FX-neutral basis

•	GAAP operating margin of 16.2% with non-GAAP operating margin of 21.1%

•	GAAP EPS growth of 28% to $1.47, which includes the impact of held for sale accounting of $0.26, partially offset by the impact from the Tax Act of ($0.15), with non-GAAP EPS growth of 27% to $1.90

•	Returned $1.01 billion to stockholders by repurchasing 19.7 million shares of common stock at an average price of $51

Fourth quarter and full year 2017 impact of held for sale accounting on cash flow

The application of held for sale accounting resulted in a change to the characterization of cash flows related to the U.S. consumer credit portfolio. Cash flows related to repayments of loans originated prior to the application of held for sale accounting continue to be reflected in cash flow from investing activities. Cash flows related to the net changes in loans originated following our application of held for sale accounting are now reflected in cash flow from operating activities. In the fourth quarter, $1.3 billion of net cash outflows recognized in cash flow from operating activities would previously have been recognized in cash flow from investing activities. This change resulted in operating cash flow of ($147) million with free cash flow of ($327) million in the fourth quarter. For full year 2017, inclusive of the impact from held for sale accounting, PayPal is reporting operating cash flow of $2.5 billion with free cash flow of $1.9 billion.

Operating highlights for fourth quarter 2017 include:

•	8.7 million active customer accounts added, with net new actives up 61%

•	2.2 billion payment transactions, up 25%

•	$131 billion in total payment volume (TPV), up 32%, or 29% on an FX-neutral basis

•	33.6 payment transactions per active account on a trailing twelve months basis, up 8%

Operating highlights for full year 2017 include:

•	Active customer accounts of 227 million, up 15% with growth of 29 million net new actives

•	7.6 billion payment transactions, up 24%

•	$451 billion in TPV, up 27% both on a spot and FX-neutral basis

•	33.6 payment transactions per active account on a trailing twelve months basis, up 8%

PayPal's expanding value proposition
PayPal processed $131 billion in TPV in the fourth quarter, representing growth of 32%, or 29% on an FX-neutral basis. Merchant Services TPV grew 36%, or 33% on an FX-neutral basis, and represented 87% of overall TPV for the quarter. eBay volume grew 10%, or 7% on an FX-neutral basis, and represented approximately 13% of overall TPV for the fourth quarter versus approximately 16% a year ago.

Person-to-Person (P2P) volume grew 50% to approximately $27 billion, and represented approximately 20% of TPV in the fourth quarter. Venmo, the company's social payments platform, processed $10.4 billion in payment volume in the fourth quarter, an increase of 86% year over year, and for the first time surpassed $10 billion in payment volume processed in a quarter. For the full year, Venmo’s volume increased 97% with approximately $35 billion in payment volume processed.

Driven by strong mobile engagement on our platform over the holiday shopping season, PayPal processed approximately $48 billion in mobile payment volume in the fourth quarter, representing approximately 53% growth year over year.

Extending PayPal's global reach and merchant offering
During the fourth quarter, PayPal announced the launch of domestic operations in India. Merchants offering PayPal will be able to process both local and global payments through the platform, gaining access to PayPal’s more than 200 million customers around the world and in India through a single integration.

PayPal also made progress introducing Pay with Venmo to consumers. More than two million U.S. merchants now offer Venmo as a mobile payment option through the PayPal and Braintree platforms.

One Touch, PayPal's innovative checkout experience, continues its global roll out, ending the fourth quarter with 80 million consumers opted in, up from 40 million a year ago. At the end of 2017, eight million merchants offered One Touch compared with five million a year ago.

Subsequent to the end of the fourth quarter, PayPal and eBay signed a term sheet to continue to feature PayPal at checkout on the eBay Marketplace through July 2023.

Fourth Quarter 2017 Financial and Operating Highlights

	Fourth Quarter
(presented in millions, except per share data and percentages)	2017	2016	YoY Growth			FX-Neutral YoY Growth
Total Payment Volume (TPV)	$131,449	$99,348	$32,101	32%		29%
GAAP
Net revenues	$3,744	$2,981	$763	26%		26%
Operating margin	22.5%	15.4%	**	708bps		N/A
Effective tax rate	28.2%	16.8%	**	1,140	bps	N/A
Net income	$620	$390	$230	59%		N/A
Earnings per diluted share	$0.50	$0.32	$0.18	57%		N/A
Net cash provided by operating activities	$(147)	$923	$(1,070)	(116%)		N/A
Non-GAAP
Net revenues	$3,705	$2,981	$724	24%		24%
Operating margin	21.8%	20.8%	**	102bps		N/A
Effective tax rate	19.1%	18.5%	**	61bps		N/A
Net income	$670	$512	$158	31%		N/A
Earnings per diluted share	$0.55	$0.42	$0.13	30%		N/A
Free cash flow	$(327)	$771	$(1,098)	(142%)		N/A

** Not meaningful.

Cash, Cash Equivalents and Investments - PayPal’s cash, cash equivalents and investments totaled $7.7 billion as of December 31, 2017.

2018 Financial Guidance
Full year 2018 revenue and earnings guidance

•
PayPal expects revenue to grow 15 - 17% at current spot rates and 14 - 16% on an FX-neutral basis, to a range of $15.00 - $15.25 billion. Full year 2018 revenue guidance includes an expected impact related to the sale of U.S. consumer credit receivables to Synchrony Financial of ~3.5 percentage points for full year 2018, assuming the transaction closes on July 1, 2018.

•	PayPal expects GAAP earnings per diluted share in the range of $1.79 - $1.86 and non-GAAP earnings per diluted share in the range of $2.24 - $2.30.

•
Estimated non-GAAP amounts above for the twelve months ending December 31, 2018, reflect adjustments of approximately $910 - $950 million, primarily representing estimated stock-based compensation expense and related payroll taxes in the range of $820 - $850 million.

First quarter 2018 revenue and earnings guidance

•	PayPal expects revenue to grow 20% - 22% at current spot rates and 20% - 21% on an FX-neutral basis, to a range of $3.58 - $3.63 billion.

•	PayPal expects GAAP earnings per diluted share in the range of $0.41 - $0.43 and non-GAAP earnings per diluted share in the range of $0.52 - $0.54.

•
Estimated non-GAAP amounts above for the three months ending March 31, 2018, reflect adjustments of approximately $215 - $230 million, primarily representing estimated stock-based compensation expense and related payroll taxes in the range of $190 - $200 million.

Please see "Non-GAAP Financial Measures" and "Non-GAAP Measures of Financial Performance" for important additional information.

Quarterly conference call and webcast

PayPal Holdings, Inc. will host a conference call to discuss fourth quarter and full year 2017 results at 3:00 p.m. Pacific Time today. A live webcast of the conference call, together with a slide presentation that includes supplemental financial information and reconciliations of certain non-GAAP measures to their most directly comparable GAAP measures, can be accessed through the company's Investor Relations website at https://investor.paypal-corp.com. In addition, an archive of the webcast will be accessible for 90 days through the same link.

PayPal Holdings, Inc. uses its Investor Relations website (https://investor.paypal-corp.com), its PayPal Stories Blog (https://www.paypal.com/stories/us), Twitter handle (@PayPal), LinkedIn page (https://www.linkedin.com/company/paypal), Facebook page (https://www.facebook.com/PayPalUSA/), YouTube channel (https://www.youtube.com/paypal), Dan Schulman’s LinkedIn profile (https://www.linkedin.com/in/dan-schulman/) and Dan Schulman’s Facebook profile (https://www.facebook.com/DanSchulmanPayPal/) as a means of disclosing information about the company and for complying with its disclosure obligations under Regulation FD. The information we post through these channels may be deemed material. Accordingly, investors should monitor these channels in addition to PayPal’s press releases, SEC filings, public conference calls and webcasts.

About PayPal

Fueled by a fundamental belief that having access to financial services creates opportunity, PayPal Holdings, Inc. (NASDAQ: PYPL) is committed to democratizing financial services and empowering people and businesses to join and thrive in the global economy. Our open digital payments platform gives PayPal’s 227 million active account holders the confidence to connect and transact in new and powerful ways, whether they are online, on a mobile device, in an app, or in person. Through a combination of technological innovation and strategic partnerships, PayPal creates better ways to manage and move money, and offers choice and flexibility when sending payments, paying or getting paid. Available in more than 200 markets around the world, the PayPal platform, including Braintree, Venmo and Xoom, enables consumers and merchants to receive money in more than 100 currencies, withdraw funds in 56 currencies and hold balances in their PayPal accounts in 25 currencies. For more information on PayPal, visit https://www.paypal.com/about. For PayPal Holdings, Inc. financial information, visit https://investor.paypal-corp.com.

Presentation

All growth rates represent year-over-year comparisons, except as otherwise noted. FX-neutral results are calculated by translating the current period local currency results by the prior period exchange rate. FX-neutral growth rates are calculated by comparing the current period FX-neutral results by the prior period results, excluding the impact from hedging activities. All amounts in tables are presented in U.S. dollars, rounded to the nearest millions, except as otherwise noted. As a result, certain amounts and rates may not sum or recalculate using the rounded dollar amounts provided.

Non-GAAP financial measures

This press release includes the following financial measures defined as “non-GAAP financial measures” by the Securities and Exchange Commission (SEC): non-GAAP revenue, non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP operating income, non-GAAP operating margin, non-GAAP effective tax rate and free cash flow. For an explanation of the foregoing non-GAAP measures, please see “Non-GAAP Measures of Financial Performance” included in this press release. These measures may be different from non-GAAP financial measures used by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation of, or as a substitute for, the financial information prepared and presented in accordance with generally accepted accounting principles (GAAP). For a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP measures, see “Non-GAAP Measures of Financial Performance,” “Reconciliation of GAAP Net Revenues to Non-GAAP Net Revenues and GAAP Operating Margin to Non-GAAP Operating Margin,” “Reconciliation of GAAP Net Income to Non-GAAP Net Income, GAAP Diluted EPS to Non-GAAP Diluted EPS and GAAP Effective Tax Rate to Non-GAAP Effective Tax Rate,” and “Reconciliation of Operating Cash Flow to Free Cash Flow.”

Forward-looking statements

This press release contains forward-looking statements relating to, among other things, the future results of operations, financial condition, expectations and plans of PayPal Holdings, Inc. and its consolidated subsidiaries that reflect PayPal’s current projections and forecasts. Forward-looking statements can be identified by words such as “may,” “will,” “would,” “should,” “could,” “expect,” “anticipate,” “believe,” “estimate,” “intend,” “plan,” “project,” “forecast” and other similar expressions. Forward-looking statements include, but are not limited to, statements regarding projected financial results for the first quarter and full year 2018, the expected impact of the Tax Cuts and Jobs Act, and projected future growth of PayPal’s businesses. Forward-looking statements are based upon various estimates and assumptions, as well as information known to PayPal as of the date of this press release, and are inherently subject to numerous risks and uncertainties. Accordingly, actual results could differ materially from those predicted or implied by forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: changes in political, business and economic conditions, including any regional or general economic downturn or crisis and any conditions that affect payments or e-commerce growth; fluctuations in foreign currency exchange rates; the competitive, regulatory, payment card association-related and other risks specific to the PayPal, PayPal Credit, Braintree, Venmo, Xoom, Paydiant and other products, especially as PayPal continues to expand geographically and introduce new products and as new laws and regulations related to payments and financial services come into effect; the impact of PayPal's customer choice initiatives, including on its funding mix and transaction expense; PayPal’s ability to successfully compete in an increasingly competitive environment for its businesses, products and services, including competition for consumers and merchants and the increasing importance of mobile payments and mobile commerce; the outcome of legal and regulatory proceedings and PayPal's need and ability to manage regulatory, tax and litigation risks as its products and services are offered in more jurisdictions and applicable laws become more restrictive; changes to PayPal's capital allocation or management of operating cash; uncertainty surrounding the implementation and impact of the United Kingdom's formal notification of its intent to withdraw from the European Union; cyberattacks and security vulnerabilities in

PayPal products and services that could reduce revenue, increase costs, harm us competitively, or lead to liability; the effect of management changes and business initiatives; any changes PayPal may make to its product offerings; the effect of any natural disasters or other business interruptions on PayPal or PayPal's customers; PayPal's ability to timely upgrade and develop its technology systems, infrastructure and customer service capabilities at reasonable cost; PayPal's ability to maintain the stability, security and performance of its Payment Platform while adding new products and features in a timely fashion; the risk that the planned transaction with Synchrony Financial will not be completed or that we may not realize the expected benefits of the transaction; risks that planned acquisitions will not be completed on contemplated terms, or at all, and that any businesses PayPal may acquire will not perform in accordance with its expectations; and PayPal's ability to profitably integrate, manage and grow businesses that have been acquired or may be acquired in the future. The forward-looking statements in this release do not include the potential impact of any acquisitions or divestitures that may be announced and/or completed after the date hereof.

More information about factors that could adversely affect PayPal's results of operations, financial condition and prospects or that could cause actual results to differ from those expressed or implied in forward-looking statements is included under the captions “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in PayPal’s most recent annual report on Form 10-K and its subsequent quarterly reports on Form 10-Q, copies of which may be obtained by visiting PayPal's Investor Relations website at https://investor.paypal-corp.com or the SEC's website at www.sec.gov. All information in this release is as of January 31, 2018. For the reasons discussed above, you should not place undue reliance on the forward-looking statements in this press release. PayPal assumes no obligation to update such forward-looking statements.

PayPal Holdings, Inc.

Investor Relations Contacts
Gabrielle Rabinovitch	Akila Moorthy
Vice President, Investor Relations	Director, Investor Relations
grabinovitch@paypal.com	amoorthy@paypal.com

Media Relations Contacts
Martha Cass	Amanda Miller
Senior Director, Corporate Communications	Director, Corporate Communications
mcass@paypal.com	amandacmiller@paypal.com
408.219.0563
Copyright © 1999-2018 PayPal. All rights reserved. Other company and product names may be trademarks of their respective owners.

PayPal Holdings, Inc.
Unaudited Condensed Consolidated Balance Sheet

	December 31, 2017	December 31, 2016
	(In millions, except par value)
ASSETS
Current assets:
Cash and cash equivalents	$2,883	$1,590
Short-term investments	2,812	3,385
Accounts receivable, net	283	214
Loans and interest receivable, net	1,314	5,348
Loans and interest receivable, held for sale	6,398	—
Funds receivable and customer accounts	18,242	14,363
Prepaid expenses and other current assets	713	833
Total current assets	32,645	25,733
Long-term investments	1,961	1,539
Property and equipment, net	1,528	1,482
Goodwill	4,339	4,059
Intangible assets, net	168	211
Other assets	133	79
Total assets	$40,774	$33,103
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$257	$192
Notes payable	1,000	—
Funds payable and amounts due to customers	19,742	15,163
Accrued expenses and other current liabilities	1,781	1,459
Income taxes payable	83	64
Total current liabilities	22,863	16,878
Deferred tax liability and other long-term liabilities	1,917	1,513
Total liabilities	24,780	18,391
Equity:
Common stock, $0.0001 par value; 4,000 shares authorized; 1,200 and 1,207 shares outstanding as of December 31, 2017 and 2016, respectively	—	—
Treasury stock at cost, 47 and 27 shares as of December 31, 2017 and 2016, respectively	(2,001)	(995)
Additional paid-in-capital	14,314	13,579
Retained earnings	3,823	2,069
Accumulated other comprehensive income (loss)	(142)	59
Total equity	15,994	14,712
Total liabilities and equity	$40,774	$33,103

PayPal Holdings, Inc.
Unaudited Condensed Consolidated Statement of Income

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
	(In millions, except per share amounts)

Net revenues	$3,744	$2,981	$13,094	$10,842
Operating expenses:
Transaction expense	1,266	954	4,419	3,346
Transaction and loan losses	40	307	1,011	1,088
Customer support and operations(1)	366	328	1,364	1,267
Sales and marketing (1)	328	253	1,128	969
Product development (1)	267	215	953	834
General and administrative (1)	315	275	1,155	1,028
Depreciation and amortization (1)	227	189	805	724
Restructuring and other charges	92	—	132	—
Total operating expenses	2,901	2,521	10,967	9,256
Operating income	843	460	2,127	1,586
Other income (expense), net	21	9	73	45
Income before income taxes	864	469	2,200	1,631
Income tax expense	244	79	405	230
Net income	$620	$390	$1,795	$1,401
Net income per share:
Basic	$0.52	$0.32	$1.49	$1.16
Diluted	$0.50	$0.32	$1.47	$1.15
Weighted average shares:
Basic	1,203	1,207	1,203	1,210
Diluted	1,228	1,216	1,221	1,218

(1) Includes stock-based compensation as follows:
Customer support and operations	40	24	142	85
Sales and marketing	43	25	140	84
Product development	72	37	240	139
General and administrative	63	39	210	130
Depreciation and amortization	4	2	12	6
	$222	$127	$744	$444

PayPal Holdings, Inc.
Unaudited Condensed Consolidated Statement of Cash Flows

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
	(In millions)

Cash flows from operating activities:
Net income	$620	$390	$1,795	$1,401
Adjustments:
Transaction and loan losses	40	307	1,011	1,088
Depreciation and amortization	227	189	805	724
Stock-based compensation	219	125	733	438
Deferred income taxes	(1,312)	(19)	(1,299)	52
Excess tax benefits from stock-based compensation	—	(4)	—	(40)
Gain on sale of principal loans receivable held for sale, net	(9)	(7)	(25)	(24)
Cost basis adjustments to loans and interest receivable held for sale	92	—	92	—
Changes in assets and liabilities:
Accounts receivable	17	(27)	12	(77)
Changes in loans and interest receivable held for sale, net	(1,324)	7	(1,308)	24
Accounts payable	58	(17)	62	11
Income taxes payable	(5)	18	19	69
Other assets and liabilities	1,230	(39)	634	(508)
Net cash provided by operating activities	(147)	923	2,531	3,158
Cash flows from investing activities:
Purchases of property and equipment	(180)	(152)	(667)	(669)
Changes in principal loans receivable, net	234	(639)	(920)	(1,523)
Purchases of investments	(5,191)	(4,057)	(19,418)	(21,041)
Maturities and sales of investments	5,423	3,815	18,450	18,429
Acquisitions, net of cash acquired	—	—	(323)	(19)
Funds receivable and customer accounts	(1,244)	(796)	(2,480)	(176)
Net cash used in investing activities	(958)	(1,829)	(5,358)	(4,999)
Cash flows from financing activities:
Proceeds from issuance of common stock	44	51	144	109
Purchases of treasury stock	(300)	(50)	(1,006)	(995)
Excess tax benefits from stock-based compensation	—	4	—	40
Tax withholdings related to net share settlements of equity awards	(26)	(23)	(166)	(118)
Borrowings under financing arrangements, net of repayments	200	—	820	(21)
Funds payable and amounts due to customers	1,739	1,161	4,292	3,023
Net cash provided by financing activities	1,657	1,143	4,084	2,038
Effect of exchange rate changes on cash and cash equivalents	1	(16)	36	—
Net change in cash and cash equivalents	553	221	1,293	197
Cash and cash equivalents at beginning of period	2,330	1,369	1,590	1,393
Cash and cash equivalents at end of period	$2,883	$1,590	$2,883	$1,590
Supplemental cash flow disclosures:
Cash paid for interest	$3	$1	$6	$4
Cash paid for income taxes	$29	$5	$117	$48

PayPal Holdings, Inc.
Unaudited Summary of Consolidated Net Revenues

We earn revenue from the following types of transactions:

•
Transaction revenues: Net transaction fees charged to consumers and merchants based on the volume of activity processed through our Payments Platform, including our PayPal, PayPal Credit, Venmo, Braintree, Xoom and TIO products.

•
Other value added services: Net revenues derived principally from interest and fees earned on our loans and interest receivable, net and held for sale portfolio, subscription fees, gateway fees, gains on sale of participation interest in certain consumer loans receivable and merchant working capital loans and advances, revenue share we earn through partnerships, interest earned on certain PayPal customer account balances, fees earned through our Paydiant products and other services that we provide to consumers and merchants.

Net Revenues by Type	Three Months Ended
	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016
	(In millions, except percentages)
Transaction revenues	$3,221	$2,833	$2,749	$2,599	$2,615
Current quarter vs prior quarter	14%	3%	6%	(1)%	13%
Current quarter vs prior year quarter	23%	22%	18%	16%	16%
Percentage of total	86%	87%	88%	87%	88%

Other value added services	523	406	387	376	366
Current quarter vs prior quarter	29%	5%	3%	3%	4%
Current quarter vs prior year quarter	43%	15%	18%	23%	24%
Percentage of total	14%	13%	12%	13%	12%

Total net revenues	$3,744	$3,239	$3,136	$2,975	$2,981
Current quarter vs prior quarter	16%	3%	5%	—%	12%
Current quarter vs prior year quarter	26%	21%	18%	17%	17%

Net Revenues by Geography	Three Months Ended
	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016
	(In millions, except percentages)
U.S. net revenues	$2,045	$1,743	$1,690	$1,606	$1,574
Current quarter vs prior quarter	17%	3%	5%	2%	10%
Current quarter vs prior year quarter	30%	21%	20%	20%	21%
Percent of total	55%	54%	54%	54%	53%

International net revenues	1,699	1,496	1,446	1,369	1,407
Current quarter vs prior quarter	14%	3%	6%	(3)%	14%
Current quarter vs prior year quarter	21%	22%	16%	14%	12%
(FXN) Current quarter vs prior year quarter	21%	22%	20%	18%	17%
Percent of total	45%	46%	46%	46%	47%

Total net revenues	$3,744	$3,239	$3,136	$2,975	$2,981
Current quarter vs prior quarter	16%	3%	5%	—%	12%
Current quarter vs prior year quarter	26%	21%	18%	17%	17%
(FXN) Current quarter vs prior year quarter	26%	22%	20%	19%	19%

PayPal Holdings, Inc.
Unaudited Supplemental Operating Data

	Three Months Ended,
	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016
	(In millions, except percentages)
Active customer accounts(1)	227	218	210	203	197
Current quarter vs prior quarter	4%	4%	3%	3%	3%
Current quarter vs prior year quarter	15%	14%	12%	11%	10%

Number of payment transactions(2)	2,199	1,900	1,775	1,732	1,755
Current quarter vs prior quarter	16%	7%	2%	(1)%	16%
Current quarter vs prior year quarter	25%	26%	23%	23%	23%

Payment transactions per active account(3)	33.6	32.8	32.3	31.7	31.1
Current quarter vs prior quarter	2%	2%	2%	2%	3%
Current quarter vs prior year quarter	8%	9%	10%	12%	13%

Total Payment Volume(4)	$131,449	$114,045	$106,444	$99,327	$99,348
Current quarter vs prior quarter	15%	7%	7%	—%	14%
Current quarter vs prior year quarter	32%	30%	23%	23%	22%
(FXN) Current quarter vs prior year quarter	29%	29%	26%	25%	25%

Transaction Expense Rate(5)	0.96%	0.97%	1.00%	0.99%	0.96%
Transaction and Loan Loss Rate(6)	0.03%	0.32%	0.29%	0.30%	0.31%
Transaction Margin(7)	65.1%	54.8%	56.3%	56.7%	57.7%
(1) An active customer account is a registered account that successfully sent or received at least one payment or payment reversal through our Payments Platform, excluding transactions processed through our gateway and Paydiant products, in the past 12 months.
(2) Payment transactions are the total number of payments, net of payment reversals, successfully completed through our Payments Platform, excluding transactions processed through our gateway and Paydiant products.
(3) Number of payment transactions per active account reflects the total number of payment transactions within the previous 12 month period, divided by active customer accounts at the end of the period.
(4) Total Payment Volume or “TPV” is the value of payments, net of payment reversals, successfully completed through our Payments Platform, excluding transactions processed through our gateway and Paydiant products.
(5) Transaction expense rate is calculated by dividing transaction expense by TPV.
(6) Transaction and loan loss rate is calculated by dividing transaction and loan loss by TPV.
(7) Transaction margin is total revenue less transaction expense and transaction and loan loss, divided by total revenue.

PayPal Holdings, Inc.
Non-GAAP Measures of Financial Performance
To supplement the company's condensed consolidated financial statements presented in accordance with generally accepted accounting principles, or GAAP, the company uses non-GAAP measures of certain components of financial performance. These non-GAAP measures include non-GAAP net revenues, non-GAAP net income, non-GAAP net income per diluted share, non-GAAP operating income, non-GAAP operating margin, non-GAAP effective tax rate and free cash flow.
These non-GAAP measures are not in accordance with, or an alternative to, measures prepared in accordance with GAAP and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the company's results of operations as determined in accordance with GAAP. These measures should only be used to evaluate the company's results of operations in conjunction with the corresponding GAAP measures.
Reconciliation to the most directly comparable GAAP measure of all non-GAAP measures included in this press release can be found in the tables included in this press release.
These non-GAAP measures are provided to enhance investors' overall understanding of the company's current financial performance and its prospects for the future. Specifically, the company believes the non-GAAP measures provide useful information to both management and investors by excluding certain expenses, gains and losses, as the case may be, that may not be indicative of its core operating results and business outlook. In addition, because the company has historically reported certain non-GAAP results to investors, the company believes that the inclusion of non-GAAP measures provides consistency in the company's financial reporting.
For its internal budgeting process, and as discussed further below, the company's management uses financial measures that do not include stock-based compensation expense, employer payroll taxes on stock-based compensation, amortization or impairment of acquired intangible assets, impairment of goodwill, restructuring-related charges, other certain gains, losses or charges that are not indicative of the company's core operating results and the income taxes associated with the foregoing. In addition to the corresponding GAAP measures, the company's management also uses the foregoing non-GAAP measures in reviewing the financial results of the company.
The company excludes the following items from non-GAAP net income, non-GAAP net income per diluted share, non-GAAP operating income, non-GAAP operating margin and non-GAAP effective tax rate:
Stock-based compensation expense and related employer payroll taxes. This consists of expenses for equity awards under our equity incentive plans. We exclude stock-based compensation expense from our non-GAAP measures primarily because they are non-cash expenses. The related employer payroll taxes are dependent on our stock price and the timing and size of exercises and vesting of equity awards, over which management has limited to no control, and as such management does not believe it correlates to the operation of our business.
Amortization or impairment of acquired intangible assets, impairment of goodwill, and transaction expenses from the acquisition or disposal of a business. We incur amortization or impairment of acquired intangible assets and goodwill in connection with acquisitions and may incur significant gains or losses or transactional expenses from the acquisition or disposal of a business and therefore exclude these amounts from our non-GAAP measures. We exclude these items because management does not believe they are reflective of our ongoing operating results.
Restructuring. These consist of expenses for employee severance and other exit and disposal costs. The company excludes significant restructuring charges primarily because management does not believe they are reflective of ongoing operating results.
Certain other significant gains, losses, benefits, or charges that are not indicative of the company’s core operating results.  These are significant gains, losses, benefits, or charges during a period that are the result of isolated events or transactions which have not occurred frequently in the past and are not expected to occur regularly in the future.  The company excludes these amounts from its non-GAAP results because management does not believe they are indicative of its current or ongoing operating results.
Tax effect of non-GAAP adjustments. This adjustment is made to present stock-based compensation and the other amounts described above on an after-tax basis consistent with the presentation of non-GAAP net income.
The company also uses free cash flow, a non-GAAP measure. Free cash flow represents operating cash flows less purchases of property and equipment. The company considers free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business after the purchases of property, buildings, and equipment, which can then be used to, among other things, invest in the company's business, make strategic acquisitions, and repurchase stock. A limitation of the utility of free cash flow as a measure of financial performance is that it does not represent the total increase or decrease in the company's cash balance for the period.
In addition to the non-GAAP measures discussed above, the company also analyzes certain measures, including net revenues and operating expenses, on an FX-neutral basis to better measure the comparability of operating results between periods. The company believes that changes in foreign currency exchange rates are not indicative of the company’s operations and evaluating growth in net revenues and operating expenses on an FX-neutral basis provides an additional meaningful and comparable assessment of these measures to both management and investors. FX-neutral results are calculated by translating the current period’s local currency results by the prior period’s exchange rate. FX-neutral growth rates are calculated by comparing the current period's FX-neutral results by the prior period's results, excluding the impact from hedging activities.

PayPal Holdings, Inc.
Reconciliation of GAAP Net Revenues to Non-GAAP Net Revenues and
GAAP Operating Margin to Non-GAAP Operating Margin

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
	(In millions)
GAAP net revenues	$3,744	$2,981	$13,094	$10,842
Other(1)	(39)	—	(39)	—
Non-GAAP net revenues	$3,705	$2,981	$13,055	$10,842
(1) Elimination of allowance on interest receivable due to the U.S. consumer credit portfolio designation as held for sale.

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
	(In millions, except percentages)
GAAP operating income	$843	$460	$2,127	$1,586
Stock-based compensation expense and related employer payroll taxes	223	127	761	455
Amortization of acquired intangible assets(1)	58	32	129	133
Restructuring	—	—	40	—
Other(2)	(317)	—	(302)	—
Total non-GAAP operating income adjustments	(36)	159	628	588
Non-GAAP operating income	$807	$619	$2,755	$2,174
Non-GAAP operating margin	22%	21%	21%	20%
(1) Includes $30 million impairment related to a portion of acquired TIO customer-related intangible assets in 2017.
(2) Includes elimination of allowance on loans receivable ($283 million), allowance on interest receivable ($39 million) due to the U.S. consumer credit portfolio designation as held for sale and certain fees associated with the sale ($5 million), and impairment of an investment in an intellectual property fund ($15 million).

Reconciliation of GAAP Net Income to Non-GAAP Net Income,
GAAP Diluted EPS to Non-GAAP Diluted EPS,
and GAAP Effective Tax Rate to Non-GAAP Effective Tax Rate

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
	(In millions, except percentages)
	(unaudited)
GAAP income before income taxes	$864	$469	$2,200	$1,631
GAAP income tax expense	244	79	405	230
GAAP net income	620	390	1,795	1,401
Non-GAAP adjustments to net income:
Non-GAAP operating income adjustments (see table above)	(36)	159	628	588
Other(1)	201	—	224	—
Tax effect of non-GAAP adjustments	(115)	(37)	(329)	(164)
Non-GAAP net income	$670	$512	$2,318	$1,825

Diluted net income per share:
GAAP	$0.50	$0.32	$1.47	$1.15
Non-GAAP	$0.55	$0.42	$1.90	$1.50
Shares used in GAAP diluted share calculation	1,228	1,216	1,221	1,218
Shares used in non-GAAP diluted share calculation	1,228	1,216	1,221	1,218

GAAP effective tax rate	28%	17%	18%	14%
Tax effect of non-GAAP adjustments to net income	(9)%	1%	—%	4%
Non-GAAP effective tax rate	19%	18%	18%	18%
(1) Tax expense related to the Tax Act ($180 million) and intra-entity transfer of intellectual property ($44 million).

PayPal Holdings, Inc.
Reconciliation of Operating Cash Flow to Free Cash Flow

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
	(In millions/unaudited)
Net cash provided by operating activities	$(147)	$923	$2,531	$3,158
Less: Purchases of property and equipment	(180)	(152)	(667)	(669)
Free cash flow	$(327)	$771	$1,864	$2,489